Exhibit (m)(5)

SCHEDULE I

TO

CONESTOGA FUNDS

Shareholder Servicing Plan (initially adopted August 12, 2004, as revised February 5, 2009, February 9, 2012, November 6, 2013, May 14, 2021 and November 17, 2021.

1.	Conestoga Small Cap Fund

Effective as of August 12, 2004.

2.	Conestoga SMid Cap Fund (Investors Class)

Effective as of November 6, 2013

3.	Conestoga Mid Cap Fund (Investors Class)

Effective as of May 14, 2021

4.	Conestoga Micro Cap Fund (Investors Class)

Effective as of November 17, 2021

1